Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS FOURTH-QUARTER AND FULL-YEAR 2007 OPERATING RESULTS
Full Year Revenue Grows 9.7%
EPS from Continuing Operations Grows 23%, excluding one-time gain
Cleveland, Ohio (February 12, 2008) — CBIZ, Inc. (NYSE: CBZ) today announced fourth-quarter and full-year results for the year ended December 31, 2007.
CBIZ reported revenue of $155.6 million for the fourth quarter ended December 31, 2007, an increase of 10.9% over the $140.3 million reported for the fourth quarter of 2006. Same-unit revenue for the quarter increased by 6.3%. Revenue from newly acquired businesses, net of divestitures, contributed $6.4 million to revenue growth in the fourth quarter of 2007. The Company reported net income from continuing operations of $8.0 million, or $0.12 per diluted share which includes a one-time gain of $0.07 per diluted share from the sale of a long-term investment, compared with $2.7 million and $0.04 per diluted share reported for the fourth quarter a year ago.
For the year ended December 31, 2007, CBIZ reported revenue of $643.9 million, an increase of 9.7% over the $587.2 million reported for 2006. Same-unit revenue for the year increased by 7.7%. Newly acquired operations, net of divestitures, contributed $11.7 million to revenue growth. Net income from continuing operations for 2007 was $33.3 million, or $0.50 per diluted share including a one-time gain of $0.07 per diluted share, compared to $25.5 million, or $0.35 per diluted share for 2006.
During 2007, CBIZ purchased a total of 5.2 million shares of its common stock at a total cost of $38.0 million. Since December 31, 2007, 795 thousand shares of the Company’s common stock have been repurchased at a cost of $7.3 million under a 10(b)5-1 plan. In addition, on February 7, 2008, the Company’s Board of Directors authorized the purchase of up to 5.0 million additional shares of its outstanding common stock to be obtained in open market or privately negotiated purchases through March 31, 2009. At December 31, 2007, there was a $30.0 million balance outstanding on the Company’s $100 million unsecured credit facility.
Steven Gerard, Chairman and Chief Executive Officer stated, “We are very happy with our results in 2007. This represents the sixth year in a row that CBIZ has been able to record growth in earnings per share in excess of 20% a year, excluding the one-time gain we previously announced and recorded in the fourth

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

quarter. Revenue growth remains strong and the fourth quarter represents the eighteenth consecutive quarter that we have reported same-unit revenue growth. In addition, we completed two acquisitions in 2007 and announced another two earlier this year. Cash flow continues to be strong and we have continued to expand our margins in 2007.”
Outlook for 2008
In 2008, CBIZ expects to achieve revenue growth of a minimum of 10%, and expects to continue to improve earnings per share from continuing operations by a minimum of 20% over the normalized $0.43 per diluted share for 2007. Cash flow is expected to remain strong, and CBIZ expects EBITDA of approximately $80 million in 2008.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-640-9765 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-413-4837. A replay of the call will be available starting at 1:00 p.m. (ET) February 12 through midnight (ET), February 15, 2008. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 20500315. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	DECEMBER 31,
	2007	%	2006 (1)%

Revenue	$155,600	100.0%	$140,310	100.0%

Operating expenses	139,120	89.4%	128,465	91.6%

Gross margin	16,480	10.6%	11,845	8.4%

Corporate general and administrative expense	5,459	3.5%	5,042	3.6%
Depreciation and amortization expense	4,192	2.7%	4,014	2.8%

Operating income	6,829	4.4%	2,789	2.0%

Other income (expense):
Interest expense	(1,245)	-0.8%	(858)	-0.6%
Gain on sale of operations, net	19	0.0%	7	0.0%
Other income, net (2) (3)	7,262	4.7%	2,269	1.6%

Total other income, net	6,036	3.9%	1,418	1.0%

Income from continuing operations before income tax expense	12,865	8.3%	4,207	3.0%

Income tax expense	4,878		1,490

Income from continuing operations	7,987	5.1%	2,717	1.9%

Loss from operations of discontinued businesses, net of tax	(1,056)		(88)
(Loss) gain on disposal of discontinued businesses, net of tax	(831)		405

Net income	$6,100	3.9%	$3,034	2.2%

Diluted earnings (loss) per share:
Continuing operations	$0.12		$0.04
Discontinued operations	(0.03)		—
Net income	$0.09		$0.04

Diluted weighted average common shares outstanding	65,607		69,556

Other data from continuing operations:
EBIT (4)	$6,832		$5,058
EBITDA (4)	$11,024		$9,072
Diluted earnings per share before one-time gain (5)	$0.05		$0.04
(1) Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation.
(2) The 2007 amount includes a one-time pre-tax gain of $7,259 from the sale of a long-term investment.
(3) Includes a net loss of $559 and a net gain of $960 attributable to assets held in the Company’s deferred compensation plan for the three months ended December 31, 2007 and 2006, respectively. These net gains and losses do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.”
(4) EBIT represents income from continuing operations before income taxes, interest expense, gain on the sale of divested operations and the one-time pre-tax gain from the sale of a long-term investment described in footnote (2). EBITDA represents EBIT before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
(5) The 2007 data excludes the one-time gain on sale of a long-term investment. The amount was computed by subtracting the $7,259 one-time pre-tax gain, net of income taxes of $2,685, from “income from continuing operations” and dividing by diluted weighted average common shares outstanding. The information is being presented net of the gain because the Company believes the gain is non-recurring and therefore is more comparable with prior year results. This amount should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006
(In thousands, except percentages and per share data)

	TWELVE MONTHS ENDED
	DECEMBER 31,
	2007	%	2006 (1)%

Revenue	$643,899	100.0%	$587,228	100.0%

Operating expenses	552,253	85.8%	506,072	86.2%

Gross margin	91,646	14.2%	81,156	13.8%

Corporate general and administrative expense	25,925	4.0%	24,675	4.2%
Depreciation and amortization expense	15,971	2.5%	15,882	2.7%

Operating income	49,750	7.7%	40,599	6.9%

Other income (expense):
Interest expense	(4,617)	-0.7%	(3,357)	-0.6%
Gain on sale of operations, net	144	0.0%	21	0.0%
Other income, net (2) (3)	10,604	1.7%	4,936	0.9%

Total other income, net	6,131	1.0%	1,600	0.3%

Income from continuing operations before income tax expense	55,881	8.7%	42,199	7.2%

Income tax expense	22,592		16,709

Income from continuing operations	33,289	5.2%	25,490	4.3%

Loss from operations of discontinued businesses, net of tax	(2,331)		(2,000)
Gain on disposal of discontinued businesses, net of tax .	3,882		911

Net income	$34,840	5.4%	$24,401	4.2%

Diluted earnings (loss) per share:
Continuing operations	$0.50		$0.35
Discontinued operations	0.03		(0.02)

Net income	$0.53		$0.33

Diluted weighted average common shares outstanding	66,356		73,052

Other data from continuing operations:
EBIT (4)	$53,095		$45,535
EBITDA (4)	$69,066		$61,417
Diluted earnings per share before one-time gain (5)	$0.43		$0.35
(1) Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation.
(2) The 2007 amount includes a one-time pre-tax gain of $7,259 from the sale of a long-term investment.
(3) Includes $1,325 and $1,632 of net gains attributable to assets held in the Company’s deferred compensation plan for the twelve months ended December 31, 2007 and 2006, respectively. These net gains do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.”
(4) EBIT represents income from continuing operations before income taxes, interest expense, gain on the sale of divested operations and the one-time pre-tax gain from the sale of a long-term investment described in footnote (2). EBITDA represents EBIT before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
(5) The 2007 data excludes the one-time gain on sale of a long-term investment. The amount was computed by subtracting the $7,259 one-time pre-tax gain, net of income taxes of $2,685, from “income from continuing operations” and dividing by diluted weighted average common shares outstanding. The information is being presented net of the gain because the Company believes the gain is non-recurring and therefore is more comparable with prior year results. This amount should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2007	2006 (1)	2007	2006 (1)
Revenue
Financial Services	$63,042	$57,642	$290,984	$262,800
Employee Services.	42,089	40,770	170,846	156,449
Medical Management Professionals	38,709	29,355	132,853	117,369
National Practices	11,760	12,543	49,216	50,610

Total	$155,600	$140,310	$643,899	$587,228

Gross margin
Financial Services	$3,932	$1,718	$48,439	$41,030
Employee Services.	8,788	9,505	36,503	33,609
Medical Management Professionals	6,414	4,924	21,023	19,862
National Practices	1,102	1,221	4,370	6,035

Total (2)	$16,480	$11,845	$91,646	$81,156
SELECT BALANCE SHEET DATA AND RATIOS

	DECEMBER 31,	DECEMBER 31,
	2007	2006 (1)

Cash and cash equivalents	$12,144	$12,971
Restricted cash	$15,402	$17,507
Accounts receivable, net	$116,281	$104,294
Current assets before funds held for clients	$161,045	$167,120
Funds held for clients	$88,048	$84,441
Goodwill and other intangible assets, net	$268,957	$206,561

Total assets	$577,992	$518,282

Current liabilities before client fund obligations	$95,922	$91,444
Client fund obligations	$88,048	$84,441
Convertible notes	$100,000	$100,000
Bank debt	$30,000	$—

Total liabilities	$351,546	$301,704

Treasury stock	$(214,883)	$(176,773)

Total stockholders’ equity	$226,446	$216,578

Debt to equity (3)	57.4%	46.2%
Days sales outstanding from continuing operations (4)	65	67

Shares outstanding	64,637	67,416

Basic weighted average common shares outstanding	65,061	71,004

Diluted weighted average common shares outstanding	66,356	73,052

(1) Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation.
(2) Includes operating expenses recorded by corporate and not directly allocated to the business units of $3,756 and $5,523 for the three months ended December 31, 2007 and 2006, and $18,689 and $19,380 for the twelve months ended December 31, 2007 and 2006, respectively.
(3) Ratio is convertible notes and bank debt divided by total equity.
(4) DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007